Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jupiter TV Co., Ltd.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-125930, 333-125941, 333-125943, 333-125946, 333-125962, 333-128034, 333-128035, 333-128036, 333-128037, 333-128038 and 333-140111) and on Form S-3 (Nos. 333-128945, 333-128553 and 333-125927) of Liberty Global, Inc. of our report dated February 23, 2007, with respect to the consolidated balance sheets of Jupiter TV Co., Ltd. (formerly, Jupiter Programming Co., Ltd.) and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006, Annual Report on Form 10-K of Liberty Global, Inc.
KPMG AZSA & Co.

Tokyo, Japan
February 26 , 2007